                                                                  EXHIBIT (A)(1)

                           OFFER TO PURCHASE FOR CASH

              UP TO 35% OF THE OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                                McM CORPORATION
                                       AT

                              $3.65 NET PER SHARE

                                       BY

                         IAT REINSURANCE SYNDICATE LTD.

    THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, AUGUST 21, 1998 UNLESS THE OFFER IS EXTENDED. THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF SHARES THAT WOULD REPRESENT AT LEAST 32% OF THE VOTING POWER OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS AT THE EXPIRATION OF THE OFFER, (II) THE APPROVAL OF THE TRUST PURCHASE AGREEMENT BY THE DELAWARE CHANCERY COURT, (III) APPROVAL OF THE OFFER AND RELATED TRANSACTIONS BY THE COMMISSIONERS OF INSURANCE IN THE STATES OF NORTH CAROLINA AND CALIFORNIA, (IV) ANY WAITING PERIOD UNDER THE HSR ACT APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR HAVING BEEN TERMINATED AND (V) THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 14.

    THIS OFFER IS BEING MADE IN CONNECTION WITH AN OFFER AND RIGHTS AGREEMENT, DATED AS OF JULY 16, 1998, BETWEEN IAT REINSURANCE SYNDICATE LTD. AND MCM CORPORATION (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE OFFER AND RIGHTS AGREEMENT, HAS DETERMINED THAT THE OFFER AND THE OFFER AND RIGHTS AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND THE COMPANY'S SHAREHOLDERS AND RECOMMENDS THAT HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.
                             ---------------------

                                   IMPORTANT

    Any shareholder of the Company desiring to tender Shares should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal and deliver the Letter of Transmittal with the Shares and all other required documents to the Depositary (as defined herein) or follow the procedure for book-entry transfer set forth in
Section 3 or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the shareholder. Shareholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares.

    Any shareholder of the Company who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis must tender such Shares pursuant to the guaranteed delivery procedure set forth in
Section 3.

    Questions and requests for assistance may be directed to MacKenzie Partners, Inc., the Information Agent, at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.
                             ---------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
    INTRODUCTION............................................    1

 1.  Terms of the Offer; Proration; Expiration Date.........    3

 2.  Acceptance for Payment and Payment for Shares..........    4

 3.  Procedures for Tendering Shares........................    6

 4.  Withdrawal Rights......................................    8

 5.  Certain Federal Income Tax Consequences................    9

 6.  Price Range of Shares; Dividends.......................    9

 7.  Certain Information Concerning the Company.............   10

 8.  Certain Information Concerning Purchaser...............   13

 9.  Financing of the Offer and the Related Transactions....   14

10.  Background of the Offer; Contacts with the Company; the
     Offer and Rights Agreement; the Trust Purchase
     Agreement; the Tender Agreement; Certificates of
     Contribution; Confidentiality Agreement................   14

11.  Purpose of the Offer and Related Transactions; No
     Rights of Dissent; Going Private Transactions; Plans
     for the Company After the Offer and Related
     Transactions...........................................   26

12.  Dividends and Distributions............................   27

13.  Effect of the Offer on the Market for the Shares and
     Exchange Act Registration..............................   28

14.  Certain Conditions of the Offer........................   29

15.  Certain Legal Matters and Regulatory Approvals.........   31

16.  Fees and Expenses......................................   34

17.  Miscellaneous..........................................   34

     Schedule I.  Directors and Executive Officers of
     Purchaser..............................................   36

                                      (ii)

To the Holders of Common Stock of
McM Corporation:

                                  INTRODUCTION

     IAT Reinsurance Syndicate Ltd., a Bermuda corporation ("Purchaser") hereby offers to purchase up to 35% of the outstanding shares (the "Shares") of common stock, par value $1.00 per Share (the "Common Stock"), of McM Corporation, a North Carolina corporation (the "Company"), at a price of $3.65 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). According to the Company, there were 4,706,388 Shares outstanding as of July 16, 1998. Assuming no change in such number, the Offer is to purchase up to 1,647,235 Shares (subject to increase or decrease in the number of outstanding Shares at the time of purchase in accordance with the Offer).

     If more than 35% of the issued and outstanding Shares are validly tendered at or prior to the Expiration Date (as defined below) and not withdrawn, Purchaser will, upon the terms and subject to the conditions of the Offer, accept for payment and pay for 35% of the then issued and outstanding Shares on a pro rata basis (with adjustments to avoid purchases of fractional Shares), according to the number of Shares properly tendered by each shareholder at or prior to the Expiration Date and not withdrawn. The McMillen Trust (the "Trust"), which currently holds approximately 65% of the Shares, has agreed with Purchaser not to tender any of its Shares in the Offer. Accordingly, Purchaser does not anticipate that more than 35% of the outstanding Shares will be tendered or that proration will be required.

     Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of Wachovia Bank, N.A. (the "Depositary") and MacKenzie Partners, Inc. (the "Information Agent") incurred in connection with the Offer. See Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS UNANIMOUSLY APPROVED THE OFFER AND THE OFFER AND RIGHTS AGREEMENT (AS DEFINED BELOW), HAS DETERMINED THAT THE OFFER AND THE OFFER AND RIGHTS AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND THE COMPANY'S SHAREHOLDERS AND RECOMMENDS THAT HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     PaineWebber Incorporated ("PaineWebber"), the Company's financial advisor, has delivered to the Board its written opinion that the consideration to be received by the shareholders of the Company pursuant to the Offer is fair to such shareholders from a financial point of view. A copy of the opinion of PaineWebber is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to shareholders herewith.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF SHARES THAT WOULD REPRESENT AT LEAST 32% OF THE VOTING POWER OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS AT THE EXPIRATION OF THE OFFER (THE "MINIMUM CONDITION"), (II) THE APPROVAL OF THE TRUST PURCHASE AGREEMENT (AS DEFINED HEREIN) BY THE DELAWARE CHANCERY COURT (AS DEFINED HEREIN), (III) APPROVAL OF THE OFFER AND RELATED TRANSACTIONS (AS DEFINED HEREIN) BY THE COMMISSIONERS OF INSURANCE IN THE STATES OF NORTH CAROLINA AND CALIFORNIA, (IV) ANY WAITING PERIOD UNDER THE HSR ACT (AS DEFINED BELOW) APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR HAVING BEEN TERMINATED AND (V) THE SATISFACTION OF

CERTAIN OTHER TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE
SECTION 14, WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.

     The Offer is being made pursuant to an Offer and Rights Agreement, dated as of July 16, 1998 (the "Offer and Rights Agreement"), between Purchaser and the Company. The Offer and Rights Agreement provides, among other things, that, immediately upon the purchase by Purchaser of Shares pursuant to the Offer ("Purchaser's Election Time"), and from time to time thereafter, Purchaser shall be entitled to designate such number of directors on the Board as required to give Purchaser majority representation on the Board. In the Offer and Rights Agreement, the Company has agreed to take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors or both. Pursuant to a Tender Agreement, dated as of July 16, 1998 (the "Tender Agreement"), between Purchaser and each current director of the Company (each, a "Director"), each Director has agreed, at the Purchaser's Election Time, and at the request of Purchaser, to resign immediately as a director of the Company. At the Purchaser's Election Time, each Director not asked by Purchaser to resign also has agreed in the Tender Agreement immediately to appoint a slate of directors designated by Purchaser to fill any vacancies created by such resignations. The Tender Agreement is more fully described in
Section 10.

     Pursuant to the Trust Purchase Agreement, dated July 16, 1998 (the "Trust Purchase Agreement"), between Purchaser and the Wilmington Trust Company ("Trustee"), as trustee of the Trust, immediately following and conditioned upon the purchase of Shares by Purchaser pursuant to the Offer, the Trust has agreed to sell 658,900 Shares (the "Purchased Shares") to Purchaser for $3.65 per Share. The Trust Purchase Agreement also provides that, upon the closing of the purchase of the Purchased Shares, Purchaser would deposit with the Trust cash equal to $3.65 multiplied by the number of Shares owned by the Trust following the sale of the Purchased Shares (the "Retained Shares"). The deposit and any income thereon would be the sole property of the Trust, but could be used as a downpayment on purchase of the Retained Shares by Purchaser under certain circumstances. See Section 10. Pursuant to the Trust Purchase Agreement, the Trust has agreed not to tender any Shares into the Offer, to support the issuance of the Rights (as defined below) provided pursuant to the Offer and Rights Agreement and, if required by law or requested by Purchaser, to vote all of the Retained Shares in favor of the issuance of such Rights. The Trust Purchase Agreement is more fully described in Section 10.

     The Offer and Rights Agreement provides for the issuance to Purchaser, immediately following Purchaser's Election Time, of rights ("Rights") to purchase, at a nominal exercise price, 60,000 shares of a newly-issued series of preferred stock of the Company, with a liquidation preference of $1,000 per share, payable before any amount is distributable with respect to the Common Stock. Such preferred stock would also include a put right in favor of the holder thereof, exercisable at any time after issuance, to have such preferred stock redeemed by the Company at the par value of $1,000 per share, subject to the approval of regulatory authorities and compliance with the North Carolina Business Corporation Act. Such preferred stock would have no voting rights, would not pay dividends and would not be convertible into Common Stock. The Offer and Rights Agreement provides that Purchaser may exercise the Rights if the Trust sells any of its Retained Shares to a third party or if any third party other than Purchaser causes Purchaser's designees to the Board to cease to control the Board. See Section 10.

     The Purchaser's and the Company's obligations under the Offer and Rights Agreement are subject to the satisfaction or waiver of certain conditions. See Sections 10 and 14. In no event will Purchaser be obligated to consummate the transactions contemplated by the Offer and Rights Agreement unless the Purchaser is able to purchase pursuant to the Offer at least the Minimum Condition of 32% of the outstanding Shares on a fully diluted basis. In no event will either the Purchaser or the Company be obligated to consummate the transactions contemplated by the Offer and Rights Agreement unless (a) the Trust Purchase Agreement is approved by the Court of Chancery of the State of Delaware (the "Delaware Chancery Court"), (b) the Offer and the Related Transactions are approved by the Commissioners of Insurance of the States of North Carolina and California and (c) any waiting period under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended (the "HSR Act") applicable to the purchase of Shares pursuant to the Offer has expired or has been terminated ((a), (b) and (c) collectively, the "Regulatory Approvals"). In no event may

Purchaser waive the Minimum Condition below 25% of the outstanding Shares on a fully diluted basis or waive the receipt of the Regulatory Approvals as conditions to consummating the Offer. The Offer and Rights Agreement is more fully described in Section 10.

     The Company has advised Purchaser that as of July 16, 1998, 4,706,388 Shares were issued and outstanding and that (i) no Shares were held by the subsidiaries of the Company, and (ii) 177,962 Shares were reserved for future issuance to present or former employees or directors pursuant to employee and director stock options granted pursuant to the Company's stock option plans. As a result, as of the date of this Offer to Purchase, the Minimum Condition would be satisfied if Purchaser acquired pursuant to the Offer 1,562,992 Shares, and in no event could Purchaser reduce the Minimum Condition below 1,221,087 Shares. Pursuant to the Tender Agreement, the Directors have agreed, among other things, to tender in the Offer and not withdraw all Shares beneficially owned by the Directors or certain of their affiliates as of July 16, 1998 (including 481,932 Shares specified in the Tender Agreement) and all Shares thereafter acquired (unless such Director would as a result of such tender incur liability under Section 16(b) of the Securities Exchange Act of 1934). The Directors also agreed pursuant to the Offer to instruct the Company to cancel 157,962 options to purchase Shares held by such Directors in return for a per Share cash payment, subject to applicable withholding payments, equal to the positive difference, if any, between $3.65 and the exercise price for such Share.

     Holders of outstanding options ("Options") to purchase Shares granted under the Company's stock option plans may either exercise such Options and tender the Shares received in the Offer, or in lieu of such exercise and subject to the terms and conditions set forth herein, elect to cancel such Options and obtain from Purchaser an amount, subject to applicable withholding taxes, in cash equal to the product of (a) the number of Shares previously subject to such Option and
(b) the excess, if any, of the per Share consideration payable pursuant to the Offer over the exercise price per Share previously subject to such Option.

     As used in this Offer to Purchase, "outstanding Shares on a fully diluted basis" shall mean Shares outstanding and Shares purchasable upon the exercise of outstanding Options to purchase Shares. As used in this Offer to Purchase, the "Related Transactions" shall mean the transactions contemplated by the Offer and Rights Agreement and the Trust Purchase Agreement (other than the Offer).

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     1. TERMS OF THE OFFER; PRORATION; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for Shares validly tendered prior to the Expiration Date and not withdrawn as permitted by Section 4 and which represent up to 35% of the issued and outstanding Shares at such time. The term "Expiration Date" means 5:00 p.m., New York City time, on Friday, August 21, 1998, unless and until Purchaser, in its sole discretion, shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

     If more than 35% of the issued and outstanding Shares are validly tendered at or prior to the Expiration Date, and not withdrawn, Purchaser will, upon the terms and subject to the conditions of the Offer, accept for payment and pay for 35% of the then issued and outstanding Shares on a pro rata basis (with adjustments to avoid purchases of fractional Shares), according to the number of Shares properly tendered by each shareholder at or prior to the Expiration Date and not withdrawn. Under the Trust Purchase Agreement, the Trust, which currently holds approximately 65% of the Shares, has agreed not to tender any of its Shares in the Offer. Accordingly, Purchaser does not anticipate that more than 35% of the outstanding Shares will be tendered or that proration will be required.

     Purchaser expressly reserves the right (but will not be obligated), in its sole discretion, at any time and from time to time, to extend for any reason, including the occurrence of any of the conditions specified in Section 14, the period of time during which the Offer is open, by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw his or her Shares. See Section 4. There can be no assurances that Purchaser will exercise its right to extend the Offer.

     Subject to the applicable regulations of the Securities and Exchange Commission (the "Commission"), Purchaser also expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares pending receipt of any regulatory approval specified in Section 15, (ii) to terminate the Offer and not accept for payment any Shares upon the occurrence of any of the conditions specified in Section 14 and (iii) to waive any condition (provided that Purchaser may not reduce the Minimum Condition below 25% and may not waive receipt of any of the Regulatory Approvals), or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Offer and Rights Agreement provides, however, that no change may be made which decreases the per Share consideration payable in the Offer or which changes the form of consideration to be paid on the Offer or which reduces the maximum number of Shares to be purchased in the Offer or which imposes conditions to the Offer in addition to those set forth in Annex A to the Offer and Rights Agreement. Purchaser acknowledges that (i) Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of this paragraph), any Shares upon the occurrence of the conditions specified in
Section 14 without extending the period of time during which the Offer is open.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1(b) under the Exchange Act.

     Subject to applicable law, if, prior to the Expiration Date, Purchaser should decide to increase the consideration being offered in the Offer, such increase in the consideration being offered will be applicable to all shareholders whose Shares are accepted for payment pursuant to the Offer and, if, at the time notice of any such increase in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten-business-day period.

     The Company has provided Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other related materials will be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment up to 35% of the issued and outstanding Shares validly tendered prior to the Expiration Date and not withdrawn promptly after the later to occur of (i) the Expiration

Date, (ii) approval of the Trust Agreement by the Delaware Chancery Court, (iii) approval of the Offer and the Related Transactions by the Commissioners of Insurance of the States of North Carolina and California, (iv) the expiration or termination of any applicable waiting periods under the HSR Act, and (v) the satisfaction or waiver of the other conditions to the Offer set forth in Section 14, and will promptly pay for all Shares accepted for payment subject to satisfaction of conditions (ii) through (iv). Subject to applicable rules of the Commission, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in Section 15 or in order to comply in whole or in part with any other applicable law.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer and (iii) any other documents required under the Letter of Transmittal. Participants in the Company's 1996 Employee Stock Purchase Plan and holders of Options must properly complete, execute and deliver to the Depository special instructions attached as Exhibit (a)(9) (for plan participants) or Exhibit (a)(10) (for Option holders) to the Schedule 14D-1 filed by Purchaser with the Commission in connection with the Offer (the "Schedule 14D-1").

     The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer is exempt from such requirements. See
Section 15 for additional information regarding the HSR Act.

     In 1987, the Trust, which owns approximately 65% of the outstanding Shares, was ordered by the Delaware Chancery Court to divest itself of its ownership of such Shares. In 1993, the Delaware Chancery Court granted the Trustee's petition for a clarification of its orders and clarified that it is within the sound discretion of the Trustee to determine the timing and terms of any disposition of the Shares owned by the Trust, subject to final approval by the Delaware Chancery Court. See Section 15 for additional information regarding approval by the Delaware Chancery Court.

     Under North Carolina's Insurance Holding Company Act, Sections 58-19-1 through 58-19-70, a tender offer for the voting securities of a domestic insurer resulting in the tender offeror's obtaining "control" of the insurer may not be made unless certain information is furnished to the North Carolina Commissioner of Insurance and such commissioner approves the offer. N.C. Gen. Stat.
sec. 58-19-5 states that "control" is presumed to exist if a person directly or indirectly holds 10% or more of the voting securities of another person. The acquisition of Shares by Purchaser pursuant to the Offer is subject to the information and approval requirements of the North Carolina Insurance Holding Company Act. See Section 15.

     Under California's Insurance Holding Company System Regulatory Act, Sections 1215 through 1215.16, a tender offer for the voting securities of a domestic insurer or certain persons controlling a domestic insurer resulting in the tender offeror's obtaining "control" of the insurer may not be made unless certain information is furnished to the California Commissioner of Insurance and to the insurer and such commissioner either approves the acquisition of control within 60 days of the filing of such statement or fails to disapprove such acquisition within 60 days. Cal. Ins. Code sec. 1215 states that "control" is presumed to exist if a person directly or indirectly holds with the power to vote more than 10% of the voting securities of another person. The acquisition of Shares by Purchaser pursuant to the Offer is subject to the information and approval requirements of the California Insurance Holding Company System Regulatory Act. See Section 15.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer (including without limitation proration), or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer and determination of the final results of proration.

     3. PROCEDURES FOR TENDERING SHARES. In order for a holder of Shares validly to tender Shares pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a member of the New York Stock Exchange Medallion Signature Guarantee Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the person who or which signs the Letter of Transmittal, or if payment is to be made or a Share Certificate not accepted for payment or not tendered is to be returned to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates evidencing such Shares are not immediately available or such shareholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

          (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days on the New York Stock Exchange after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by facsimile transmission to the Depositary and must include a guarantee, in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser, by a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or which is a commercial bank or trust company having an office or correspondent in the United States that is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal.

     Lost or Destroyed Certificate(s). If any Share Certificate has been lost, stolen or destroyed, a shareholder should immediately notify the Depositary in writing. Such letter should be forwarded along with a shareholder's properly completed Letter of Transmittal and any Share Certificates a shareholder may have in his possession. Once written notification of the loss is received by the Depositary, an affidavit of loss and indemnity agreement, along with instructions which include the cost of replacing the Share Certificate, will be sent to the shareholder. The tenders cannot be processed until any missing Share Certificate has been replaced.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer (other than the Regulatory Approval Conditions and the Minimum Condition below 25%) or any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Other Requirements. By executing the Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser (and with respect to any and all dividends, distributions, Shares and other securities declared, paid or distributed in respect of such Shares on or after July 16, 1998). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares (and such dividends, distributions, Shares and other securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such shareholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

     In order for participants in the Company's 1996 Employee Stock Purchase Plan validly to tender shares pursuant to the Offer, or a holder of Options to elect to cancel such Options in return for a cash payment pursuant to the Offer, such participants or holders, as the case may be, must properly complete, duly execute and deliver to the Depositary special instructions attached as Exhibit
(a)(9) (for plan participants) and Exhibit (a)(10) (for Option holders) to the
Schedule 14D-1.

     The acceptance for payment by Purchaser of Shares or Options pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

     UNDER THE FEDERAL INCOME TAX LAWS, THE DEPOSITARY WILL BE REQUIRED TO WITHHOLD 31 PERCENT OF THE AMOUNT OF ANY PAYMENTS MADE TO CERTAIN SHAREHOLDERS PURSUANT TO THE OFFER. TO PREVENT SUCH BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN SHAREHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH SHAREHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH SHAREHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

     4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn by the tendering shareholder at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn by such shareholder at any time after September 21, 1998. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account of the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a shareholder will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such shareholder's adjusted tax basis in such Shares. For federal income tax purposes, such gain or loss will be capital gain or loss if the Shares are capital assets in the hands of such shareholder, and will be long-term capital gain or loss if such Shares have been held for more than one year. A shareholder's ability to deduct capital losses may be limited.

     Withholding. Unless a shareholder complies with certain reporting and/or certification procedures or is an exempt recipient under applicable provisions of the Internal Revenue Code of 1986, as amended, and Treasury Regulations promulgated thereunder, such shareholder may be subject to backup withholding at a rate of 31% with respect to any consideration received pursuant to the Offer. See Section 3. Shareholders should consult their brokers to ensure compliance with such procedures. Foreign shareholders should consult with their own tax advisors regarding withholding taxes.

     THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO CERTAIN TYPES OF SHAREHOLDERS, INCLUDING FINANCIAL INSTITUTIONS, BROKER-DEALERS, SHAREHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES AND FOREIGN CORPORATIONS.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL AND FOREIGN TAX LAWS.

     6. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are principally traded on the over-the-counter market under the NASDAQ symbol "MCMC." The following table sets forth, for the fiscal quarters indicated, the range of high and low bid prices per Share as reported by NASDAQ and the cash dividends per Share declared during such periods.

                                                                                 QUARTERLY
                                                                                   CASH
                                                              HIGH      LOW      DIVIDENDS
                                                              ----      ---      ---------
Fiscal 1996:
  First Quarter.............................................   $4 3/4   $3 1/2     $ --
  Second Quarter............................................    6 1/8    5 1/2      .02
  Third Quarter.............................................    5 7/8    5 1/4      .02
  Fourth Quarter............................................    5 3/4    5 1/4      .02
Fiscal 1997:
  First Quarter.............................................    4 5/8    3 7/8       --
  Second Quarter............................................    3 7/8    3 1/8       --
  Third Quarter.............................................    3 3/8    2 7/8       --
  Fourth Quarter............................................    3 1/4    2 1/8       --
Fiscal 1998:
  First Quarter.............................................    2 7/8    1 3/4       --
  Second Quarter............................................    2 3/8    1 7/8       --
  Third Quarter (through July 22, 1998).....................    3 7/16   2 1/8       --

     On July 16, 1998, the last full trading day prior to the announcement of the execution of the Offer and Rights Agreement and of Purchaser's intention to commence the Offer, the closing bid per Share as reported by NASDAQ was $2 5/8. On July 22, 1998, the closing bid per Share as reported by NASDAQ was $3 1/4.

     SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     7. CERTAIN INFORMATION CONCERNING THE COMPANY. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. The Purchaser assumes no responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events that may have occurred or may affect the significance or accuracy of any such information but that are unknown to Purchaser.

     General. The Company is a North Carolina corporation with its principal executive offices located at P.O. Box 12317, 702 Oberlin Road, Raleigh, North Carolina 27605. The Company is an insurance holding company conducting its business through insurance and non-insurance subsidiaries. The Company's subsidiaries are as follows: Occidental Fire & Casualty Company of North Carolina ("OF&C"); Wilshire Insurance Company ("Wilshire"); and Equity Holdings, Inc. ("Equity Holdings").

     The Company, through its subsidiaries, is engaged in the marketing and underwriting of property and casualty insurance. The Company's property and casualty insurance business is conducted through two insurance companies, OF&C and Wilshire. The business is concentrated in liability, physical damage and cargo coverages for the trucking transportation industry, as well as non-standard private passenger automobile coverages. These insurance policies are generally marketed through general and independent agents who have no authority to alter any terms of the policies.

     The agents who produce business for OF&C and Wilshire are not exclusive agents of the companies and generally have affiliations with other insurance companies which may compete with the Company. One agent accounts for approximately 16% of premium income of the property and casualty business of the Company.

     OF&C is licensed in the District of Columbia and all states other than Connecticut and Hawaii. Certain states have placed restrictions on the amount of premium that OF&C may write in those states. Wilshire is deemed to be commercially domiciled in California and licensed in nineteen states: Arizona, California, Colorado, Hawaii, Idaho, Iowa, Kansas, Minnesota, Montana, Nebraska, Nevada, New Mexico, North

Carolina, Ohio, Oregon, South Dakota, Utah, Washington and Wisconsin. Wilshire is also approved, as a non-admitted carrier, to write coverages in the states of Alabama, Alaska, Florida, Georgia, Illinois, Indiana, Kentucky, Louisiana, Maryland, North Dakota, Oklahoma, Pennsylvania, Texas and Wyoming. A non-admitted carrier may write coverages at rates in excess of the rates approved by the various states, provided that licensed carriers in those states are unwilling to provide coverages at the approved rates. Wilshire's premium writings are not restricted by any state.

     Financial Information. Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the audited financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, and unaudited financial statements contained in the Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1998 and March 31, 1997 (collectively, the "Company's Reports"). More comprehensive financial information is included in the Company's Reports and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below.

                        MCM CORPORATION AND SUBSIDIARIES

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            THREE MONTHS ENDED       YEAR ENDED
                                                                 MARCH 31,          DECEMBER 31,
                                                            -------------------   -----------------
                                                              1998       1997      1997      1996
                                                            --------   --------   -------   -------
                                                                (UNAUDITED)
Statement of Operations Data:
  Total revenue...........................................  $11,469    $14,685    $59,537   $55,698
  Total losses and expenses...............................   11,364     14,377     68,077    56,486
                                                            -------    -------    -------   -------
  Net (loss) income.......................................  $   105    $   308    $(8,540)  $  (788)
  Net (loss) income per share.............................  $  0.02    $  0.07    $ (1.82)  $ (0.17)

                                                                            AT
                                                    ---------------------------------------------------
                                                    MARCH 31,   MARCH 31,   DECEMBER 31,   DECEMBER 31,
                                                      1998        1997          1997           1996
                                                    ---------   ---------   ------------   ------------
                                                         (UNAUDITED)
Balance Sheet Data:
  Total assets....................................  $101,220    $109,503      $104,140       $112,870
  Liabilities.....................................    88,257      88,408        91,372         91,215
  Total shareholders' equity......................    12,963      21,095        12,768         21,655

     The Company has advised the Purchaser that during the second quarter of 1998, the Company determined it had over-ceded reinsurance premiums attributable to certain prior year excess of loss reinsurance treaties. The aggregate net recovery after quota share effects is estimated at approximately $2.1 million. The Company expects to offset any benefit from this recovery by increasing overall loss reserves and expects the above actions to have no significant impact on net income or surplus of the Company.

     In connection with Purchaser's review of the Company described in Section 10, the Company provided Purchaser access, as it did other prospective bidders, to a due diligence information package containing certain business and projected financial information. The information provided included certain projected statutory financial statement information prepared for the Company's insurance subsidiaries, OF&C and Wilshire, for each of the years 1998 through 2002. These projected financial statements were prepared for, and are on file with, the North Carolina Department of Insurance pursuant to certain regulatory obligations and the RBC Plan (as defined in Section 11), to which OF&C and Wilshire are subject. Such financial statement information was prepared in accordance with statutory accounting principles rather than generally accepted accounting principles.

     The Company has advised Purchaser that it does not as a matter of course make public forecasts as to future performance or earnings, and that the projected financial statement information described above was prepared by the Company solely in connection with satisfying its regulatory obligations, independent of any potential sale to Purchaser. Purchaser also has advised the Company that it has not relied on such projected financial information in formulating the Offer. Such projections included forecasts of statutory combined net income for OF&C and Wilshire of approximately $700,000, $3.8 million, $5.4 million, $6.3 million and $7.2 million in fiscal 1998, 1999, 2000, 2001 and 2002, respectively.

     PROJECTED INFORMATION OF THIS TYPE IS BASED ON ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THESE PROJECTIONS. THESE PROJECTIONS REFLECT NUMEROUS ASSUMPTIONS, ALL MADE BY MANAGEMENT OF THE COMPANY OR DICTATED BY INSURANCE REGULATORY REQUIREMENTS, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS INCLUDING ASSUMED INTEREST EXPENSE AND EFFECTIVE TAX RATES CONSISTENT WITH HISTORICAL LEVELS FOR THE COMPANY, ALL OF WHICH ARE DIFFICULT TO PREDICT, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL AND NONE OF WHICH WERE SUBJECT TO APPROVAL BY PURCHASER. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE PROJECTED RESULTS WILL BE REALIZED OR THAT ACTUAL RESULTS WILL NOT BE SIGNIFICANTLY HIGHER OR LOWER THAN THOSE SET FORTH ABOVE. IN ADDITION, THESE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS AND FORECASTS AND ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE SUCH INFORMATION WAS MADE AVAILABLE TO PURCHASER BY THE COMPANY. NONE OF PURCHASER, ITS SHAREHOLDERS, THE COMPANY OR THEIR FINANCIAL ADVISORS OR ANY OTHER ENTITY OR PERSON ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OR VALIDITY OF THE FOREGOING PROJECTIONS. NONE OF PURCHASER, ITS SHAREHOLDERS, THE COMPANY AND ANY OF THEIR FINANCIAL ADVISORS HAS MADE, OR MAKES, ANY REPRESENTATION TO ANY PERSON REGARDING THE INFORMATION CONTAINED IN THESE PROJECTIONS AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE THESE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THESE PROJECTIONS ARE SHOWN TO BE IN ERROR.

     The Shares are registered pursuant to Section 12(g) of the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as to particular dates concerning the Company's directors and officers, their remuneration, Options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at Seven World Trade Center,

13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees. Requests should be directed to the Commission's Public Reference Branch, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov).

     8. CERTAIN INFORMATION CONCERNING PURCHASER. The Purchaser is a corporation organized under the laws of Bermuda, and its principal offices are located at Victoria Hall, 11 Victoria Street, Hamilton HM11, Bermuda. Purchaser is a licensed reinsurer in Bermuda, although Purchaser has not been an active writer of insurance since 1987. Purchaser's current principal business is the investment in and portfolio management of marketable securities, principally those traded in the United States securities markets.

     The name, citizenship, residence or business address, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Purchaser and certain other information are set forth in
Schedule I hereto.

     The voting securities of Purchaser are 100% owned by Peter R. Kellogg, and are not registered pursuant to Section 12(b) or 12(g) of the Exchange Act or listed or traded on any public securities market.

     Except as described in this Offer to Purchase, including Schedule I hereto,
(i) neither Purchaser nor, to the best knowledge of Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, or any associate of Purchaser or majority-owned subsidiary of Purchaser or any of the persons so listed, beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) neither Purchaser nor, to the best knowledge of Purchaser, any of the persons or entities referred to above, nor any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in the Shares during the past 60 days.

     Except as otherwise described in this Offer to Purchase, neither Purchaser nor, to the best knowledge of Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, guaranties of profits, division of profits or loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since January 1, 1995, neither Purchaser nor, to the best knowledge of Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1995, there have been no contacts, negotiations or transactions between Purchaser or any of its subsidiaries, or, to the best knowledge of Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

     Financial Information. Set forth below are certain selected consolidated financial data relating to Purchaser (i) at or for the years ended December 31, 1997 and 1996 that have been excerpted or derived from the non-consolidated financial statements of Purchaser at such dates and for the fiscal years then ended, which have been audited by Coopers & Lybrand, Chartered Accountants, of Hamilton, Bermuda (now known as PricewaterhouseCoopers, Chartered Accountants, of Hamilton, Bermuda), and (ii) at or for the three months ended March 31, 1998 that have been excerpted or derived from the unaudited non-consolidated financial statements of Purchaser at such date and for the three-month period then ended. The following summary is qualified in its entirety by reference to the financial statements of Purchaser and the related notes therein included as Exhibits 99.1 and 99.2 to this Statement, which may be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov).

     The financial statements of Purchaser have been prepared in accordance with generally accepted accounting principles applicable in the United States ("GAAP"). Amounts reflected in the financial statements of Purchaser are stated in United States dollars.

                         IAT REINSURANCE SYNDICATE LTD.

                    SELECTED NON-CONSOLIDATED FINANCIAL DATA
                                 (IN THOUSANDS)

                                                                        AT OR FOR THE
                                                              ----------------------------------
                                                              THREE MONTHS
                                                                 ENDED           YEAR ENDED
                                                               MARCH 31,        DECEMBER 31,
                                                              ------------   -------------------
                                                                  1998         1997       1996
                                                              ------------   --------   --------
                                                              (UNAUDITED)
Income Statement Data:
  Net earnings..............................................    $ 19,421     $ 36,429   $  6,967
Balance Sheet Data:
  Total assets..............................................     296,590      270,286    145,108
  Equity securities at market value.........................     269,247      253,418    128,465
  Total liabilities.........................................       9,430       18,981     17,144
  Total shareholders' equity................................     287,159      251,305    127,964

     9. FINANCING OF THE OFFER AND THE RELATED TRANSACTIONS. The total amount of funds required by Purchaser to consummate the Offer and Related Transactions and to pay related fees and expenses is estimated to be approximately $18.0 million. Of this amount, it is estimated that approximately $6.2 million will be needed to consummate the purchase of the Shares in the Offer, approximately $2.4 million will be needed to effect purchase of Shares pursuant to the Trust Purchase Agreement, and approximately $8.9 million will be needed to fund the deposit to the Trust. Purchaser will provide all of such funds from its own working capital.

     10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY; THE OFFER AND RIGHTS AGREEMENT; THE TRUST PURCHASE AGREEMENT; THE TENDER AGREEMENT; CERTIFICATES OF CONTRIBUTION; CONFIDENTIALITY AGREEMENT.

     Background of the Offer; Contacts with the Company. In April 1998, Mr. Peter Kellogg and a representative of Oceanic Co. ("Oceanic"), a financial advisor to Purchaser, contacted George E. King, Chairman and Chief Executive Officer of the Company and representatives of PaineWebber, the Company's financial advisor, to discuss the Company and Purchaser's possible interest in acquiring an equity interest in the Company. On April 15, 1998, a representative of Oceanic had a conversation with Mr. King and Mr. Stephen L. Stephano, President and Chief Operating Officer of the Company, regarding the Company and Purchaser's possible interest in acquiring an equity interest in the Company. Later that day, Purchaser signed a confidentiality agreement with the Company, pursuant to which it agreed to keep confidential certain information disclosed to it by the Company. In late April, Mr. Kellogg met separately with PaineWebber and with Messrs. King and Stephano and engaged in discussions regarding Purchaser's possible interest in a transaction with the Company. During May 1998, Purchaser had several preliminary discussions with PaineWebber and Mr. DiGregorio, a director of the Company and vice president and senior counsel for the Trustee. On June 3, 1998, representatives of PaineWebber, and Messrs. King and Stephano of the Company, met with Mr. Kellogg and a representative of Oceanic to discuss in greater detail the possibility of Purchaser's acquiring an equity interest in the Company. On June 4, 1998, a representative of Oceanic discussed with Messrs. King and Stephano in detail the structure of a possible acquisition of such interest. On June 5, 1998, a representative of Oceanic had a discussion with Messrs. King and Stephano regarding the Trust and a possible proposal on the part of Purchaser to acquire shares held by the Trust. On June 8 and 9, 1998, a representative of Oceanic met at the Company's offices with the Company's outside legal counsel to discuss a possible acquisition structure and thereafter conducted a due diligence examination of certain information prepared for review of prospective acquirors of the Company. On June 12, 1998, a representative of Oceanic had a discussion with Messrs. King and Stephano and the Company's legal counsel regarding Purchaser's prospective investment of $5,000,000 in the Company pursuant to Certificates of Contribution (as defined below). See "Certificates of Contribution" below. At the end of this conversation, the Company and Purchaser reached an agreement in principle regarding Purchaser's financing of $5,000,000 to the Company pursuant to the Certificates of Contribution. On June 15, 1998, the closing and funding of the Certificates of Contribution occurred.

     On June 17, 1998, a representative of Oceanic had a discussion with Messrs. King and Stephano regarding a possible meeting with representatives of A.M. Best Company, Inc., an insurance information publication and rating agency ("Best"), regarding Best's assessment of the Company and its reaction to prospective increases in capital investment in the Company. On June 18, 1998, a representative of Oceanic and Messrs. King and Stephano met with representatives of Best, during which meeting such representative of Oceanic discussed with the representatives of Best the structure of a proposal to acquire an equity interest in the Company.

     In early June 1998, Mr. Kellogg had a discussion with Mr. Michael A. DiGregorio regarding Purchaser's possible interest in purchasing Shares from the Trust. A representative of Oceanic contacted Mr. DiGregorio on June 9, 1998 and outlined the terms of a proposal by the Purchaser to acquire Shares from the Trust. A representative of Oceanic contacted Mr. DiGregorio again on June 26, 1998 to further discuss the proposal to purchase Shares from the Trust.

     On July 2, 1998, Purchaser sent a draft of the Trust Purchase Agreement to both the Trust and the Company's legal counsel. On that date, a representative of Oceanic also contacted Mr. DiGregorio requesting that he arrange a meeting with the Guardian Ad Litem for minor and unborn beneficiaries of the Trust (the "Guardian Ad Litem"), regarding the proposed Trust Purchase Agreement. On July 6, 1998, a representative of Oceanic met with Mr. DiGregorio and the Guardian Ad Litem and negotiated certain terms of the Trust Purchase Agreement.

     On July 7, 1998, Purchaser circulated a revised draft of the Trust Purchase Agreement to the Trust, the Company and their respective counsel.

     On July 8, 1998, a representative of Oceanic, Messrs. King and Stephano, their respective counsel, and representatives of PaineWebber discussed possible scheduling and timing of a proposed acquisition transaction. Later that day, a representative of Oceanic, Messrs. King and Stephano and counsel for the Purchaser appeared before the Department of Insurance of the State of North Carolina and delivered on behalf of Purchaser a preliminary draft of a statement on Form A regarding the acquisition of control of or merger with a domestic insurer.

     On July 10, 1998, a representative of Oceanic, Messrs. King and Stephano and respective counsel for the Purchaser and Company engaged in negotiations regarding certain aspects of a possible acquisition transaction.

     On Monday, July 13, 1998, Purchasers delivered to PaineWebber, the Board and its counsel drafts of the Trust Purchase Agreement, Offer and Rights Agreement and Tender Agreement. On Wednesday, July 15, 1998, Purchaser, through its financial advisor and outside legal counsel, made a presentation to the Board regarding a proposed transaction. Negotiations continued through Thursday, July 16.

     On July 16, 1998, the Board unanimously approved the Offer, the Offer and Rights Agreement and the transactions contemplated thereby, and recommended that shareholders of the Company tender their Shares in the Offer. The Offer and Rights Agreement, the Trust Purchase Agreement and the Tender Agreement were executed on July 16, 1998, and a press release announcing the execution of these agreements and the Offer was issued on the morning of July 17, 1998.

     The Offer and Rights Agreement. The following is a summary of the Offer and Rights Agreement, a copy of which has been filed as an exhibit to the
Schedule 14D-1. Such summary is qualified in its entirety by reference to the Offer and Rights Agreement.

       The Offer. The Offer and Rights Agreement provides for the commencement of the Offer as promptly as reasonably practicable, but in no event later than five business days after the initial public announcement of the execution of the Offer and Rights Agreement. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 14 hereof.

       Designation of Directors. The Offer and Rights Agreement provides that immediately following the Purchaser's Election Time and from time to time thereafter, Purchaser shall be entitled to designate a majority of the Board. Pursuant to the Offer and Rights Agreement, the Company agrees, at such time, to promptly take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors or both. The Offer and Rights Agreement also provides that, at such time, the Company shall use its best efforts to cause persons designated by Purchaser to constitute a majority of (a) each committee of the Board (some of whom may be required to be independent as required by applicable law or the requirements of the rules of the National Association of Securities Dealers, Inc.), (b) each board of directors of each subsidiary and (c) each committee of each such board, in each case only to the extent permitted by applicable law. If any of Purchaser's designees dies, resigns or is removed upon the direction of Purchaser, the Company agrees in the Offer and Rights Agreement to take all action necessary to cause such vacancy to be filled by a designee of Purchaser within 10 business days after the opening of such vacancy. Notwithstanding the foregoing, the Offer and Rights Agreement provides that until the Purchaser's Election Time, the Company shall use its best efforts to ensure that all the members of the Board and each committee of the Board and such boards and committees of the subsidiaries of the Company as of the date thereof who are not employees of the Company shall remain members of the Board and of such boards and committees.

       Rights to Purchase Preferred Stock. Pursuant to the Offer and Rights Agreement, the Company agrees to issue to Purchaser, immediately following the acceptance for payment and payment by Purchaser for Shares validly tendered and not withdrawn pursuant to the Offer, Rights to purchase from the Company 60,000 shares of a new issue of Series A preferred stock, par value $1,000 per share ("Preferred Stock") at an exercise price of $.01 per share of Preferred Stock. The Rights are exercisable in whole or in part and at any time after issuance and prior to June 1, 2008 if, (i) the Trust sells (including without limitation, pursuant to a merger, consolidation or other business combination transaction involving the Company) any of the Retained Shares to any third party other than Purchaser or an assignee of Purchaser, or (ii) if any person or entity other than Purchaser causes Purchaser's designees to cease to constitute a majority of the members of the Board. Notwithstanding the foregoing, the Offer and Rights Agreement provides that the Rights shall not become immediately exercisable if Purchaser's designees fail to constitute a majority of the members of the Board due to the death, resignation or removal by Purchaser of any such designee; provided, that the Rights shall become exercisable following any such event if, prior to the time Purchaser's designees again represent a majority of the members of the Board, such board takes any action opposed by a majority of the remaining designees of Purchaser or, if no such designees remain, the then current chief executive officer of Purchaser. Pursuant to the Offer and Rights Agreement, the Company agreed to take all action necessary to fill any vacancy created by death, resignation or removal by Purchaser of Purchaser's designees to the Board within 10 business days of any such event.

     The Offer and Rights Agreement also provides that no delay or failure by Purchaser in exercising the Rights upon an occurrence of an event allowing for exercise shall operate as a waiver of such right to exercise, nor shall any partial exercise of the Rights preclude other or further exercise thereof. No Rights may be exercised for less than a whole share of Preferred Stock, and the Purchaser may surrender the Rights to the Company for cancellation at any time before June 1, 2008. The Offer and Rights Agreement also provides that Purchaser as holder of Rights shall not be deemed for any purposes the holder of any shares of Preferred Stock issuable on the exercise thereof, nor shall the Offer and Rights Agreement confer on Purchaser, as such holder of Rights, any of the rights of a shareholder of the Company until the Rights shall have been exercised and then only to the extent provided in the designation of Preferred Stock. Pursuant to the Offer and Rights Agreement, each person in whose name any certificate for shares is issued upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of the shares of Preferred Stock represented thereby on, and such certificate shall be dated, the date upon which the Rights Certificate evidencing such Rights was duly delivered to the Company with payment of the exercise price (and any applicable taxes and other governmental charges payable by the exercising holder hereunder); provided, however, that if the date of such delivery and payment is a date upon which the stock transfer books of the Company are closed, such person shall be deemed to have become the record holder of such shares on, and such certificate shall be dated, the next succeeding business day on which the stock transfer books of the Company are open.

     The Offer and Rights Agreement attaches as an exhibit a statement of the rights, preferences, limitations and characteristics (the "Designation") of the Preferred Stock, which provides for a series of 60,000 shares, which number may from time to time be increased or decreased (but may not be decreased below the number then outstanding) by the Board. The Designation provides that the Preferred Stock will have no dividend or voting rights (other than voting rights required by the North Carolina Business Corporation Act) and will not be convertible or exchangeable for shares of Common Stock or any other class or series of stock (or any other security) of the Company. The Designation provides that the Preferred Stock shall rank, as to distribution of assets upon liquidation, dissolution or winding up, senior to any other class or series of preferred stock of the Company. Moreover, upon the voluntary or involuntary liquidation, dissolution of winding up of the Company, the Designation provides that the holders of shares of Preferred Stock shall be entitled to receive out of the net assets of the Company, before any payment or distribution shall be made or set apart for payment on the Common Stock or any other class or series of stock of the Company, the amount of $1,000 per share; provided, that after such payment, the holders of Preferred Stock, as such, shall have no right or claim to any of the remaining net assets of the Company. Subject to the North Carolina Business Corporation Act and required regulatory approvals, the Designation also provides that the Preferred Stock shall at all times be redeemable at the option of the holder thereof in cash for $1,000 per share payable by the Company by official bank or certified check or wire transfer of immediately available funds. Such redemption shall occur within ten business days after receiving a written notice of redemption from the holder of shares of Preferred Stock accompanied by a certificate or certificates for such shares duly endorsed by the holder thereof with signature guaranteed by a financial institution.

     In the Offer and Rights Agreement, the Company covenants and agrees that it will (i) cause the Company's Articles of Incorporation to be amended immediately following Purchaser's purchase of Shares in the Offer to include the Designation of the Preferred Stock and such other matters as may be required by applicable law in connection with the establishment of the Preferred Stock, (ii) take all such action as may be necessary to insure that all shares of Preferred Stock delivered upon exercise of Rights shall, at the time of delivery of the certificates for such shares (subject to payment of the exercise price therefor), be duly and validly authorized, executed, issued and delivered and fully paid and nonassessable, (iii) take all such action as may be necessary to comply with any applicable laws, rules, or regulations in connection with the issuance of any shares upon exercise of Rights, and (iv) pay when due and payable any and all federal and state transfer taxes and charges that may be payable in respect of the original issuance or delivery of a certificate for the Rights or of any shares of Preferred Stock issued upon the exercise of Rights; provided, however, that the Company shall not be required to pay any transfer tax or charge that may be payable in respect of any transfer involved in the transfer or delivery of certificates for the Rights or the issuance or delivery of certificates for shares of Preferred Stock in a name other than of the holder of the Rights being transferred or exercised.

        Conduct of Business. Pursuant to the Offer and Rights Agreement, the Company has covenanted and agreed that, between the date of the Offer and Rights Agreement and the Purchaser's Election Time, unless Purchaser shall otherwise agree in writing, each of the Company and its subsidiaries shall conduct its business only in, and the Company and the subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use its best efforts to preserve substantially intact the business organization of the Company and the subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and its subsidiaries and to preserve the current relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries have significant business relations. The Offer and Rights Agreement also provides that, except as contemplated by the Offer and Rights Agreement, neither the Company nor any subsidiary shall, between the date of the Offer and Rights Agreement and the Purchaser's Election Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of the Purchaser: (a) amend or otherwise change its Articles of Incorporation or Bylaws or equivalent organizational documents; (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of capital stock of any class of the Company or any subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any subsidiary or (ii) any assets of the Company or any subsidiary, except for sales in the ordinary course of business and in a manner consistent with past practice; (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock except for the regular quarterly dividend of Wilshire to OF&C; (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock; (e)(i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets other than in the ordinary course of business; (ii) incur any indebtedness for borrowed money (except for routine use of the Company's existing line of credit in the ordinary course of business) or issue any debt securities or assume, guarantee or endorse, pledge in respect of or otherwise as an accommodation become responsible for the obligations of any person, or make any loans or advances, except in the ordinary course of business and consistent with past practice; (iii) enter into any contract or agreement other than contracts or agreements entered into in the ordinary course of business, consistent with past practice and which require payments by the Company or its subsidiaries in an aggregate amount of less than $250,000; (iv) terminate, cancel or request any material change in, or agree to any material change in, any material contracts, except in the ordinary course of business consistent with past practice; (v) authorize any single capital expenditure (excluding software development activity) which is in excess of $100,000 or capital expenditures which are, in the aggregate, in excess of $250,000 for the Company and its subsidiaries taken as a whole; or (vi) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter described in this clause (e); (f) increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees of the Company or any subsidiary who are not officers of the Company, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee or circulate to any employee any details of any proposal to adopt or amend any such plan; (g) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable); (h) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability; (i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against on the Company's consolidated balance sheet included in its Annual Report on Form 10-K for the period ended December 31, 1997 or subsequently incurred in the ordinary course of business and consistent with past practice; or (j) except for insurance claims settled in the ordinary course, certain litigation matters and insurance related claims, settle or compromise any pending or threatened suit, action or claim that is material or which relates to any of the transactions contemplated by the Offer and Rights Agreement; or (k) announce an intention, enter into any formal or informal agreement, or otherwise make a commitment, to do any of the foregoing or any action that would result in any of the conditions to the Offer not being satisfied (other than as contemplated by the Offer and Rights Agreement).

        Access to Information; Confidentiality. Pursuant to the Offer and Rights Agreement, from the date of the Offer and Rights Agreement to the Purchaser's Election Time, the Company agreed to, and to cause its subsidiaries and the officers, directors, employees, auditors and agents of the Company and its subsidiaries to, afford the officers, employees and agents of the Purchaser complete access at all reasonable times to the officers, employees, agents, properties, offices, and other facilities, books and records of the Company and each of its subsidiaries and to furnish Purchaser with all financial, operating and other data and information as Purchaser, through its officers, employees or agents, may reasonably request. The Purchaser agreed in the

Offer and Rights Agreement except as required by law to keep such information confidential in accordance with the Confidentiality Agreement dated as of April 15, 1998 (the "Confidentiality Agreement"), between Purchaser and the Company.

        No Solicitation of Transactions. The Company has agreed that neither the Company nor any subsidiary shall, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person relating to any acquisition or purchase of all or any material portion of the assets of, or any equity interest in, the Company or any of its subsidiaries or any business combination with the Company or any of its subsidiaries or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. Notwithstanding the foregoing, the Offer and Rights Agreement permits the Board to furnish information to, or enter into discussions or negotiations with, any person in connection with an unsolicited (from the date of the Offer and Rights Agreement) proposal in writing by such person to acquire the Company pursuant to a merger, consolidation, share exchange, business combination or other similar transaction or to acquire all or substantially all of the assets of the Company or any of its subsidiaries, if, and only to the extent that, (a) the Board, after consultation with independent legal counsel (which may include its regularly engaged independent legal counsel), determines in good faith that such action is required for the Board to comply with its fiduciary duties to shareholders imposed by North Carolina law and (b) prior to furnishing such information to, or entering into discussions or negotiations with, such person, the Company uses its reasonable best efforts to obtain from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement (or obtained a confidentiality agreement prior to the date of the Offer and Rights Agreement). Pursuant to the Offer and Rights Agreement, the Company agreed to immediately cease and cause to be terminated all existing discussions or negotiations with any parties conducted prior to the date of the Offer and Rights Agreement with respect to any of the foregoing. Moreover, the Company agreed (x) to notify Purchaser promptly if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made and (y) not to release any third party from, or waive any provision of, any confidentiality or, subject to the fiduciary duties of the Board, standstill agreement to which the Company is or may become a party.

        Treatment of Stock Options; Employee Stock Purchase Rights. Under the terms of the Company's 1986 Employee Incentive Stock Option Plan and 1996 Employee Incentive Stock Option Plan (collectively, the "Stock Option Plans"), each outstanding Option to purchase Shares becomes exercisable in full, regardless of the vesting schedule contained in any stock option agreement or in any of the Stock Option Plans, five business days prior to the consummation of a change of control ("Change of Control") as defined in the Stock Option Plans. A Change of Control includes the acquisition by any person of beneficial ownership, directly or indirectly, of 25% or more of the voting power of the Company's then outstanding securities. The Stock Option Plans further provide that, in the event any Option holder is terminated as an employee of the Company within three months following a Change of Control, all Options granted to such employee on or before the date of such termination shall remain exercisable for a period ending on the earlier of (i) six months following such termination or
(ii) the original expiration date of the Option. Consummation of the Offer in accordance with the terms described herein would constitute a Change of Control. Holders of Options under the Stock Option Plans wishing to tender such Option Shares in the Offer may either exercise such Options and tender the Shares received in accordance with the general instructions provided herein or, in lieu of exercising such Options and tendering such Shares in the Offer, elect to cancel such Options and obtain from the Purchaser, in exchange for such cancellation, an amount (subject to applicable withholding tax) in cash equal to the product of (a) the number of Shares previously subject to such Option and
(b) the excess, if any, of the per Share consideration payable pursuant to the Offer over the exercise price per Share previously subject to such Option. Pursuant to the Tender Agreement, each Director has agreed to cancel his Options in exchange for the per share cash payment described above. Employees may elect to cancel their Options in return for the cash payment described above by completing the instructions attached as Exhibit (a)(10) to the Schedule 14D-1.

     The Company has terminated the 1996 Employee Stock Purchase Plan (the "Employee Purchase Plan") effective July 15, 1998, the day after the last quarterly purchase date under the Employee Purchase Plan. Employees may elect to tender Shares held in their Employee Purchase Plan accounts by completing the instructions attached as Exhibit (a)(9) to the Schedule 14D-1.

        Directors' and Officers' Indemnification and Insurance. Following Purchaser's Election Time, and for a period of six years thereafter, the Offer and Rights Agreement requires Purchaser to cause the Board to retain provisions in the Articles of Incorporation and Bylaws of the Company no less favorable with respect to indemnification of officers and directors than are currently set forth in such documents, unless modification thereof shall be required by law. The Offer and Rights Agreement also provides that the Company, from and after the date of such Agreement and to and including the date six years after the Purchaser's Election Time, shall use its best efforts to maintain in effect, if available, the current directors' and officers' liability insurance policies maintained by the Company (provided that the Company may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring on or prior to the Purchaser's Election Time. Notwithstanding the foregoing, in no event shall the Company be required to expend more than approximately $140,000 per year for such insurance.

        Representations and Warranties. The Offer and Rights Agreement contains various representations and warranties of the parties thereto, including representations by the Company as to the Company's due incorporation and valid existence and power and authority with respect to the transactions contemplated by the Offer and Rights Agreement, the enforceability of the Offer and Rights Agreement against the Company, the absence of conflicts between the transactions contemplated by the Offer and Rights Agreement and the organizational documents or contracts of the Company or applicable law, the brokers engaged by the company, the capitalization of the Company, the Company's filings with the Commission, the consolidated financial statements of the Company and its subsidiaries, and the absence of certain changes or events concerning the Company's business.

     The Company also represented in the Offer and Rights Agreement that (a) the Board has unanimously (i) determined that the Offer and Rights Agreement and the transactions contemplated thereby, including the Offer, are fair to and in the best interests of the shareholders of the Company, (ii) approved and adopted the Offer and Rights Agreement, and (iii) recommended that the shareholders of the Company accept the Offer.

        Conditions to Offer and Rights. The obligation of Purchaser to consummate the Offer is subject to the satisfaction of the Regulatory Approvals and the satisfaction or waiver of the Minimum Condition (which may not be waived below 25% of the voting power of the Company) and the other conditions set forth in Annex A to the Offer and Rights Agreement. See Section 14. The obligation of the Company under the Offer and Rights Agreement to issue the Rights is subject to the fulfillment, at or prior to such issuance, of the Regulatory Approval Conditions, the accuracy of the representations and warranties of Purchaser in the Offer and Rights Agreement and Purchaser's acceptance for payment and payment for Shares validly tendered and not withdrawn pursuant to the Offer.

        Termination. The Offer and Rights Agreement may be terminated and the Offer and other transactions contemplated by the Offer and Rights Agreement may be abandoned at any time prior to Purchaser's Election Time: (a) by mutual written consent duly authorized by the boards of directors of Purchaser and the Company prior to Purchaser's Election Time; (b) by Purchaser or the Company if
(i) the Purchaser's Election Time shall not have occurred on or before the date 180 days following commencement of the Offer (so long as the party seeking such termination has not failed to fulfill any obligation under the Offer and Rights Agreement, which failure has been the cause of, or resulted in, the failure of the Purchaser's Election Time to occur on or before such date) or (ii) any court of competent jurisdiction in the United States or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Offer and such order, decree, ruling or other action shall have become final and nonappealable; (c) by Purchaser, upon approval of its board of directors, if (i) due to an occurrence or circumstance that would result in a failure to satisfy any condition to the Offer, Purchaser shall have (A) failed to commence the Offer within 30 days following the date of the Offer and Rights Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to pay for

Shares pursuant to the Offer within 180 days following the commencement of the Offer, unless such action or inaction under (A), (B) or (C) shall have been caused by or resulted from the failure of Purchaser to perform in any material respect any material covenant or agreement of Purchaser contained in the Offer and Rights Agreement or the material breach by Purchaser of any material representation or warranty contained in the Offer and Rights Agreement or (ii) prior to the purchase of Shares pursuant to the Offer, the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser its approval or recommendation of the Offer, the Offer and Rights Agreement, or any other transaction contemplated by the Offer and Rights Agreement or shall have recommended another merger, consolidation, business combination with, or acquisition of, the Company or any of its assets or another tender offer or exchange offer for Shares, or shall have resolved to do any of the foregoing; or (d) by the Company, upon approval of the Board, if (i) due to an occurrence or circumstance that would result in a failure to satisfy any condition to the Offer, Purchaser shall have (A) failed to commence the Offer within 30 days following the date of the Offer and Rights Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to pay for Shares pursuant to the Offer within 180 days following the commencement of the Offer, unless such action or inaction under (A), (B), and (C) shall have been caused by or resulted from the failure of the Company to perform in any material respect any material covenant or agreement of it contained in the Offer and Rights Agreement or the material breach by the Company of any material representation or warranty of it contained in the Offer and Rights Agreement or (ii) prior to the purchase of Shares pursuant to the Offer, the Board shall have withdrawn or modified in a manner adverse to Purchaser its approval or recommendation of the Offer, the Offer and Rights Agreement, or any other transaction contemplated by the Offer and Rights Agreement in order to approve the execution by the Company of a definitive agreement providing for the acquisition of the Company or any of its assets by a sale, merger or other business combination or in order to approve a tender offer or exchange offer for Shares by a third party, in either case, as the Board determines in good faith that such action is required for the Board to comply with its fiduciary duties to shareholders, after consultation with its independent legal counsel and financial advisers, and is on terms more favorable to the Company's shareholders than the Offer; provided, however, that such termination under clause (ii) above shall not be effective until the Company has reimbursed Purchaser for its Expenses (as hereinafter defined).

     In the event of the termination of the Offer and Rights Agreement, pursuant to the terms in the preceding paragraph, the Offer and Rights Agreement provides that it shall forthwith become void, and there shall be no liability on the part of any party thereto, except under the provisions of the Offer and Rights Agreement related to expenses described below, confidentiality, and certain other miscellaneous provisions and except for liability of any party for breach of the Offer and Rights Agreement prior to its termination.

        Expenses. The Offer and Rights Agreement provides that in the event that (a) (i) on or after July 16, 1998 and prior to termination of the Offer and Rights Agreement, any person (including, without limitation, the Company or any affiliate thereof, but excluding the Trust, Purchaser or any affiliate of Purchaser), shall have become the beneficial owner of more than 10% of the then outstanding Shares and (ii) the Offer and Rights Agreement shall have been terminated pursuant to the termination section of such agreement and (iii) within 12 months of such termination a Third Party Acquisition (as defined hereinafter) shall occur; or (b) (i) on or after July 16, 1998 and prior to termination of the Offer and Rights Agreement any person shall have commenced, publicly proposed or communicated to the Company a proposal that is publicly disclosed for a tender or exchange offer for 25% or more (or which, assuming the maximum amount of securities that could be purchased, would result in any person beneficially owning 25% or more of the then outstanding Shares) or otherwise for the direct or indirect acquisition of the Company or all or substantially all of its assets for per Share consideration having a value greater than the per Share consideration provided in the Offer and (ii)(A) the Offer shall have remained open for at least 20 business days, (B) the Minimum Condition shall not have been satisfied and (C) the Offer and Rights Agreement shall have been terminated pursuant to the terms in the termination section of such agreement; or (c) the Offer and Rights Agreement is terminated pursuant to the termination provisions described in clause (c)(ii) or (d)(ii) of the second preceding paragraph; or (d) so long as Purchaser is not in material breach of its obligations under the Offer and Rights Agreement, if (i) the Offer and Rights Agreement is terminated as described in clause (c) of the second preceding paragraph due to the material breach of the Company's obligations under the Offer and

Rights Agreement or (ii) the Offer and Rights Agreement is terminated as described in clause (c) of the second preceding paragraph because of the failure of representations and warranties of the Company to be true and correct, which failures in the aggregate have or are reasonably likely to have any change or effect that is or is reasonably likely to be materially adverse to the business, operations, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) of the Company and its subsidiaries taken as a whole (a "Material Adverse Effect") or because of the failure of the Company to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of the Company to be performed or complied with by it under the Offer and Rights Agreement, then in any event set forth in clauses (a), (b),
(c) or (d) above, the Offer and Rights Agreement requires the Company to promptly reimburse Purchaser for all Expenses. The Offer and Rights Agreement, however, does not require payment of Expenses if the events described in clause
(a) or (b) above are satisfied if (x) the Offer and Rights Agreement is terminated solely for failure to satisfy any Regulatory Approvals and (y) the failure to satisfy such Regulatory Approvals is in no respect due to the occurrence of any event described in clause (a)(i) or (b)(i) described above.

     "Expenses" is defined in the Offer and Rights Agreement to mean all out-of-pocket expenses and fees up to $250,000 in the aggregate (including, without limitation, fees and expenses payable to all banks, investment banking firms, other financial institutions and other persons and their respective agents and counsel for structuring the transactions contemplated by the Offer and Rights Agreement and all fees of counsel, accountants, experts and consultants to Purchaser, and all printing and advertising expenses) actually incurred or accrued by Purchaser or on its behalf in connection with the Offer and the Related Transactions, and/or actually incurred or accrued by banks, investment banking firms, other financial institutions and other persons and assumed by Purchaser in connection with the negotiation, preparation, execution and performance of the Offer and Rights Agreement and the Trust Purchase Agreement, the structuring of the Offer and the Related Transactions, and any agreements relating thereto. In the event that the Company shall fail to pay any Expenses when due, the term "Expenses" is deemed to include the costs and expenses actually incurred or accrued by Purchaser (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of the expenses provision of the Offer and Rights Agreement, together with interest on such unpaid Expenses, commencing on the date that such Expenses became due, at a per annum rate equal to the rate of interest publicly announced by First Union National Bank, from time to time, in the City of Charlotte, North Carolina, as such bank's prime rate plus 1.00 percentage point. In addition, in connection with any other action or proceeding by any party hereto against any other party hereto alleging a breach of a representation, warranty, covenant or agreement set forth herein, the prevailing party in such action or proceeding shall be entitled to recover costs and expenses actually incurred or accrued (including without limitation, fees and expenses of counsel) in connection with the prosecution or defense (as the case may be) of such action or proceeding.

     "Third Party Acquisition" is defined in the Offer and Rights Agreement to mean the occurrence of any of the following events: (i) the acquisition of the Company by merger, consolidation or other business combination transaction by any person other than Purchaser or any affiliate thereof (a "Third Party"); (ii) the acquisition by any Third Party of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole; (iii) the acquisition by a Third Party of 25% or more of the outstanding Shares whether by tender offer, exchange offer or otherwise; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; or (v) the repurchase by the Company or any of its subsidiaries of 25% or more of the outstanding Shares.

     Except as set forth above, all costs and expenses incurred by Purchaser and the Company in connection with the Offer and Rights Agreement and the transactions contemplated thereby are required to be paid by the party incurring such expenses, whether or not the transactions are consummated.

     The Trust Purchase Agreement. The following is a summary of the Trust Purchase Agreement, a copy of which has been filed as an Exhibit to the Schedule 14D-1. Such summary is qualified in its entirety by reference to the Trust Purchase Agreement.

        Purchase of Shares. Pursuant to the Trust Purchase Agreement, upon the purchase of Shares by Purchaser pursuant to the Offer, the Trustee, on behalf of the Trust, agrees to sell 658,900 Shares to Purchaser for $3.65 per Share or an aggregate purchase price of $2,404,985.00.

        Restrictions on Transfer. Under the Trust Purchase Agreement, Purchaser's resale of the Purchased Trust Shares to a third party on or prior to December 31, 2003, would require the written consent of the Trustee, such consent not to be unreasonably withheld if the Trustee is reasonably satisfied as to the financial and professional qualities of such third party. In addition, Purchaser grants to the Trustee a right of first refusal to buy the Purchased Shares and any other capital stock or rights to acquire capital stock of the Company. The Trust Purchase Agreement provides that if Purchaser receives an offer to purchase the Purchased Shares or any other capital stock or rights to acquire capital stock of the Company from a third party which Purchaser is willing to accept, Purchaser shall give the Trustee written notice of such offer describing the terms and the price of such offer and the Purchaser shall be free to transfer such Purchased Shares or other capital stock or rights to such third party on the terms described in such notice unless Purchaser receives written notice from the Trustee, within 5 business days after the delivery of Purchaser's notice described above, indicating that Trustee is exercising its right of first refusal. Under the Trust Purchase Agreement, Purchaser is also free to transfer such Purchased Shares, capital stock or other rights to such third party on the terms described in Purchaser's notice to the Trustee if, within 15 days after the Trustee indicates to Purchaser its desire to exercise its right of first refusal, the transaction between the Trustee and Purchaser is not closed due to no fault of Purchaser.

        Deposit. The Trust Purchase Agreement provides that, upon the closing of the purchase of the Purchased Shares, Purchaser will deposit $8,864,390 with the Trust, an amount in cash equal to $3.65 multiplied by the number of Retained Shares. Such deposit would be invested and reinvested by the Trustee. Any income earned on the deposit would be the sole property of the Trust and any losses thereon would be the sole responsibility of the Trust, all subject to the provisions described below. The Trust Purchase Agreement expressly provides that the agreement does not constitute any commitment on Purchaser's part to purchase the Retained Shares, any commitment on the Trust's part to sell the Retained Shares or any agreement with respect to a price for the Retained Shares, if and when Purchaser and the Trust might subsequently agree to a purchase and sale of the Retained Shares.

     The Trust Purchase Agreement generally provides that, if following the making of such deposit, Purchaser makes an offer to purchase the Retained Shares that is accepted by the Trust, the original deposit (without interest) will be used as a credit against the purchase price of the Retained Shares, regardless of the actual amount of funds related to the original deposit held by the Trust at such time. Pursuant to the Trust Purchase Agreement, if Purchaser makes a written offer to purchase the Retained Shares at a price in cash of at least $3.65 per Share determined by a nationally recognized independent investment banking firm to be fair from a financial point of view to the Trust as majority shareholder of the Company, then (i) if the Trust rejects such offer, the Trust must refund the entire original deposit (without interest) to Purchaser and may retain the Retained Shares, and (ii) if the Trust accepts such offer and the purchase price is greater than the original deposit, Purchaser pays the difference between (x) the agreed purchase price per Share and (y) the original deposit, plus interest at a rate of 6% per annum from the date the Trust received such deposit to the closing of the purchase, and the Trust is required to transfer the Retained Shares to Purchaser.

     Pursuant to the Trust Purchase Agreement, if the Trust at any time sells any Retained Shares to a third party, the Trust would refund to Purchaser a portion of the original deposit equal to $3.65 for each Retained Share sold by the Trust, and if the Company at any time enters bankruptcy, the deposit would become the property of the Trust and the Trust would transfer the Retained Shares to Purchaser without further consideration.

        Other Covenants. Pursuant to the Trust Purchase Agreement, the Trust agrees not to tender any of the Retained Shares in the Offer. In addition, the Trust agrees that it will support the issuance of the Rights provided pursuant to the Offer and Rights Agreement and, if required by law or requested by Purchaser, will vote all of the Retained Shares in favor of the issuance of such Rights.

        Conditions; Termination. The transactions contemplated by the Trust Purchase Agreement are conditioned upon (i) the approval of such agreement and the transactions contemplated thereby by the Delaware Chancery Court and the North Carolina Commissioner of Insurance, (ii) the expiration of applicable antitrust waiting periods under the HSR Act, (iii) the acceptance for payment and payment by Purchaser of Shares pursuant to the Offer and (iv) the accuracy of the representations and warranties of the parties thereto. In addition, Purchaser's obligations are conditioned upon the Directors, the spouses of the Directors, the Greenfield Children's Limited Partnership, the Jesse Greenfield IRA and a charitable foundation of which Mr. Peyton Woodson is a trustee, agreeing to sell or tender to Purchaser an aggregate of 481,932 Shares at $3.65 per Share. The Trust Purchase Agreement terminates on the earlier of the mutual written consent of the Purchaser and the Trust and June 1, 2008.

     The Tender Agreement. The following is a summary of the Tender Agreement, a copy of which has been filed as an exhibit to the Schedule 14D-1. Such summary is qualified in its entirety by reference to the Tender Agreement.

        Tender of Shares; Cash-Out of Options. Pursuant to the Tender Agreement, each Director has agreed, among other things, to tender in the Offer and not withdraw, or to cause to be tendered and not withdrawn, 481,932 Shares listed on a schedule to the Tender Agreement and all other Shares beneficially owned by such Director as of July 16, 1998 or thereafter acquired; provided, that no such tender is required if such Director would as a result of such tender incur liability under Section 16(b) of the Exchange Act ("Section 16(b)"). In the Tender Agreement, each Director also agreed that in the event any Director fails to tender any Shares due to a prospective Section 16(b) liability, as soon as the risk of such liability lapses, such Director would tender such Shares in the Offer or, if Purchaser has accepted Shares for payment pursuant to the Offer, would sell each such Share to Purchaser for the per Share consideration payable in the Offer. Each Director also agreed, in accordance with the procedures set forth in the Offer, to instruct the Company to cancel any Options to purchase Shares held by such Director in return for a per Share cash payment, subject to applicable withholding taxes, equal to the positive difference, if any, between $3.65 and the exercise price for such Share. As of the date hereof, the Directors as a group hold Options to purchase 157,962 Shares.

        Board of Directors Matters. In the Tender Agreement, the Directors also agreed, upon the purchase of Shares and cash-out of Options by Purchaser pursuant to the Offer, and at the request of Purchaser, to resign immediately as a director of the Company, or at such later time requested by Purchaser. Each Director not asked by Purchaser to resign also agreed immediately to appoint a slate of directors designated by Purchaser to fill any vacancies created by such resignations.

        Other Covenants. The Directors also agreed in the Tender Agreement not to purchase any Shares from the Trust and not to sell or place a lien on any of the Shares to be tendered by them or Options to be canceled by them in the Offer prior to the earlier of the consummation of the Offer or the termination of the Tender Agreement.

     Certificates of Contribution. On June 15, 1998, pursuant to the approval of the North Carolina Department of Insurance, Purchaser provided the Company's OF&C subsidiary with $5,000,000 in financing in exchange for five Certificates of Contribution issued to OF&C in the amount of $1,000,000 each (the "Certificates of Contribution"). The Certificates of Contribution bear simple interest at the rate of 5% per annum and are repayable on December 31, 2000. The Certificates of Contribution may be repaid only out of the excess of the admitted assets of OF&C over the sum of:

          (1) All liabilities (including, but not limited to claims, losses, reserves, reinsurance, policyholder dividends, production and administrative expenses, taxes, loans and advances), but excluding any amounts for or on account of any outstanding certificates of contribution (including the above-mentioned Certificates of Contribution); and

          (2) An amount (of surplus) equal to the larger of (a) or (b) hereinafter:

             (a) The amount required by the laws of North Carolina at the time of such repayment for the issuance of a Certificate of Authority to transact the classes of insurance which it is then transacting anywhere, or which it is authorized to transact in North Carolina, or the amount required by the laws of any other jurisdiction for the retention of its Certificate of Authority in that jurisdiction, whichever is the largest amount; or

             (b) The amount required in order to maintain capital and surplus at a level of $500,000 above the Company Action Level of Risk Based Capital as defined by NAIC-published guidelines.

     The principal sum of the Certificates of Contribution are not payable except upon approval by a majority of the Board of Directors of OF&C and approval in writing by the North Carolina Commissioner of Insurance. Interest payments are quarterly and are, subject to constraints similar to those applicable to repayment of principal. The Certificates of Contribution would become due if OF&C discontinues its insurance business. Additionally, should OF&C or the Company enter into a definitive agreement to sell 20% or more of the stock or assets of OF&C or the Company to a party other than Purchaser, the maturity of the Certificates of Contribution would be accelerated and the interest rate would be modified, ab initio to 15% per annum. For insurance regulatory accounting purposes, the Certificates of Contribution are reported as surplus, but are reported as liabilities under GAAP.

     Confidentiality Agreement. The following is a summary of the Confidentiality Agreement, a copy of which has been filed as an exhibit to the
Schedule 14D-1. Such summary is qualified in its entirety by reference to the Confidentiality Agreement.

     On April 15, 1998, Purchaser entered into the Confidentiality Agreement with the Company. In the Confidentiality Agreement, Purchaser agreed, for itself, its affiliates and representatives, except as required by law, to keep confidential and to not disclose to any person other than those actively and directly participating in Purchaser's evaluation of a possible acquisition of the Company and to not use for any purpose other than in connection with the consummation of such an acquisition in a manner approved by the Company, all information about the Company furnished by the Company or its affiliates or representatives, excluding information which (a) becomes generally available to the public other than as a result of a disclosure by Purchaser or its representatives, (b) was available to Purchaser on a non-confidential basis prior to disclosure by the Company, or (c) becomes available to Purchaser from a person other than the Company or its representatives who is not otherwise bound by a confidentiality agreement with the Company or its representatives or is not otherwise prohibited from transmitting the information to Purchaser ("Proprietary Information"). Purchaser also agreed in the Confidentiality Agreement that if requested pursuant to, or required by, applicable law or regulation or legal process to disclose any Proprietary Information, it would provide the Company with prompt notice of such request(s) to enable the Company to seek an appropriate protective order or other appropriate remedy and to cooperate with the Company to obtain such protective order or other remedy. If such order or remedy is not obtained, or the Company waives compliance with the provisions of the Confidentiality Agreement, the Purchaser agreed in the Confidentiality Agreement to disclose only that portion of the Proprietary Information which it is advised by opinion of counsel is legally required to be disclosed. The Confidentiality Agreement also provides that, unless otherwise required by law, neither party nor any of such party's representatives will, without the prior written consent of the other party, disclose to any person (other than those actively and directly participating in the proposed acquisition) any information about such proposed acquisition. In the event the proposed acquisition is not consummated, the Confidentiality Agreement requires Purchaser to deliver all of the Proprietary Information in its, its affiliates', or its representatives' possession to the Company.

     Pursuant to the Confidentiality Agreement, Purchaser also agreed that until April 15, 1999, neither Purchaser nor any of its affiliates or representatives will, without the prior written consent of the Company or the Board: (a) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the Company or any subsidiary thereof, or of any successor to or person in control of the Company, or any assets of the Company or any subsidiary or division thereof or of any such successor or controlling person; (b) make, or in any way participate, directly or indirectly, in any "solicitation" or "proxies" to vote (as such terms are used in the rules of the Commission), or seek to advise or influence any person or entity with respect to the voting of any voting securities of the Company; (c) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or its securities or assets; (d) seek or propose to influence or control the Company's management or policies (or request permission to do so); (e) solicit, encourage or induce any person employed by the Company to leave the Company's employ, without the Company's prior written consent; or (f) form, join or in any way participate in a "group" as defined in Section 13(d)(3) of the Exchange Act in connection with any of the foregoing.

     11. PURPOSE OF THE OFFER AND RELATED TRANSACTIONS; NO RIGHTS OF DISSENT; GOING PRIVATE TRANSACTIONS; PLANS FOR THE COMPANY AFTER THE OFFER AND RELATED TRANSACTIONS.

     Purpose of the Offer and Related Transactions. The purpose of the Offer and the Related Transactions is to acquire control of a substantial minority position in the entire equity interest of the Company and to secure an opportunity to negotiate the subsequent acquisition of the balance of such equity interest no later than June 1, 2008. Assuming consummation of the Offer, Purchaser may, from time to time, provide additional statutory capital, in the form of Certificates of Contribution, to the Company's insurance subsidiaries. See Section 10, "Certificates of Contribution." Purchaser has estimated that such additional statutory capital of up to approximately $8 million may be needed to further strengthen the statutory capital positions of the insurance subsidiaries. The exact amount and timing of such contributions has not been determined at this time.

     Purchaser desires to acquire only a 49% interest in the equity of the Company at this time because it believes that to acquire a majority interest would restrict the Company's ability to use substantial consolidated accumulated net operating loss carryforwards ("NOLs"), which otherwise may be used to reduce the Company's future federal income tax liabilities. The Company currently has a total of approximately $90 million in NOLs available as an offset against a comparable amount of future income. The NOLs expire in varying amounts during the tax years 1998 through 2012; however, such NOLs provide benefit to the Company only to the extent that the Company is able to generate taxable income to be offset by such available NOLs. There can be no assurance that the Company will be able to generate any income following consummation of the Offer or that any income generated will be at a level sufficient to permit the Company to obtain meaningful benefit from the NOLs prior to their expiration.

     Under Section 382 of the Internal Revenue Code (the "Code"), if a change in ownership of more than 50% in the equity capital of the Company were to occur (an "ownership change"), the amount of available NOLs that could be used in any year would be significantly reduced from the amount currently available to an amount determined by multiplying the value of the Company's equity capital prior to the ownership change by the applicable "long-term tax-exempt rate" (approximately 5% as of the date of this Offer to Purchase). The current amount of NOLs available to the Company is approximately $90 million. If the consummation of the Offer and the Related Transactions were deemed to constitute an ownership change, the annual amount of such NOLs available to the Company would be severely limited. If the consummation of the Offer and Related Transactions were not deemed to constitute an ownership change, Purchaser's acquisition of additional Shares within three years of the consummation of the Offer would trigger an ownership change under Section 382 of the Code.

     The Purchaser believes, under its interpretation of the Code, that the consummation of the Offer and the Related Transactions will permit the ongoing existence and use of the NOLs as described above in that the Offer and the Related Transactions do not constitute an ownership change under Section 382 of the Code. There can be no assurance, however, that if challenged, Purchaser's interpretation would be sustained by the Internal Revenue Service or any court. If the Company were unable to successfully defend such interpretation, the Company would be denied the potential benefit of significant amounts of its NOLs. The loss of such NOLs, however, would be detrimental to the Company only to the extent it is able to generate taxable income in excess of the NOLs that are otherwise available. Although Purchaser can give no assurance as to whether or when it might acquire additional Shares of the Company, Purchaser anticipates that its analysis of whether and when to do so may depend upon its assessment of the value of available NOLs in relation to the financial performance, including the future generation of taxable income, if any, of the Company.

     Upon consummation of the Offer, the Company has agreed in the Offer and Rights Agreement to issue the Rights, which become exercisable in the event any third party other than Purchaser causes Purchaser's designees to cease to control a majority of the Board (except due to the death, resignation or removal by

Purchaser of such designees) or in the event that the Trust sells (including without limitation, pursuant to a merger, consolidation or other business combination transaction involving the Company) any of the Retained Shares to a party other than Purchaser. Purchaser expects that such majority Board control, along with the Rights, would permit Purchaser to exert substantial influence over the Company's conduct of its business and operations. See Section 10.

     No Rights of Dissent; Going Private Transactions. Consummation of the Offer and the Related Transactions will not create rights of dissent for holders of the Shares. Upon the consummation of the Offer and the Related Transactions, assuming consummation of the Offer at a Minimum Condition of 32% of the voting power of the outstanding Shares on a fully diluted basis, Purchaser and the Trust would collectively control approximately 97% of the voting power of the outstanding Shares and could under North Carolina law, by call of and action at a special shareholder's meeting, approve a cash merger or other transaction with the effect of cashing out any remaining shareholders of the Company. Although such remaining shareholders would be entitled to assert dissenter's rights at that time under North Carolina law, there can be no assurance as to the value that any such shareholders could then obtain for their Shares under the dissent and appraisal process.

     Although Purchaser currently has no agreement with the Trust regarding such a subsequent transaction or any present intention to engage in such a subsequent transaction, if the Purchaser and the Trust were to agree that such a subsequent transaction were in their collective best interest, Purchaser and the Trust could approve and effect such a transaction and cash out of any remaining shareholders at a price which may or may not be equal to the per Share consideration payable in the Offer. There can be no assurance given regarding whether or when such a subsequent transaction might be effected and the price at which any such subsequent transaction would be effected.

     The Commission has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to any subsequent merger business combination following the purchase of Shares pursuant to the Offer in which Purchaser, or Purchaser and the Trust collectively holding a substantial majority of the Shares, might seek to acquire or liquidate any remaining Shares not held by Purchaser. Rule 13e-3, if applicable to any such subsequent merger or other business combination, reverse stock split or similar transaction would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the Commission and disclosed to shareholders prior to consummation of the transaction.

     Plans for the Company After the Offer and the Related Transactions. It is currently expected that, following consummation of the Offer, initially the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company substantially as they are currently being conducted and that the Company's current management would be retained. Purchaser will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Related Transactions. Assuming consummation of the Offer, Purchaser may, from time to time, provide additional statutory capital to the Company's insurance subsidiaries.

     Except as indicated in this Offer to Purchase, Purchaser does not have any present plans or proposals that relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any subsidiary, a sale or transfer of a material amount of assets of the Company or any subsidiary or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business, or the composition of the Board or the Company's management.

     12. DIVIDENDS AND DISTRIBUTIONS. The Offer and Rights Agreement provides that the Company shall not, between the date of the Offer and Rights Agreement and the Purchaser's Election Time, without the prior written consent of Purchaser, (a) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any shares of capital stock of any class of the Company or any subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any subsidiary, (b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock except for the regular quarterly dividend of Wilshire to OF&C, or (c) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock. See Section 10. If, however, the Company should, during the pendency of the Offer, (i) split, combine or otherwise change the Shares or its capitalization,
(ii) acquire or otherwise cause a reduction in the number of outstanding Shares or (iii) issue or sell any additional Shares (other than pursuant to outstanding Options, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to Purchaser's rights described in Section 14 of this Offer to Purchase, Purchaser may (subject to the provisions of the Offer and Rights Agreement) make such adjustments to the purchase price and other terms of the Offer (including the number and type of securities to be purchased) as it deems appropriate to reflect such split, combination or other change, acquisition, reduction, issuance or sale.

     If, on or after July 16, 1998, the Company should declare or pay any dividend on the Shares or make any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to shareholders of record on a date prior to the transfer to the name of Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer then, without prejudice to Purchaser's rights described in Section 14 of this Offer to Purchase, (i) the purchase price per Share payable by Purchaser pursuant to the Offer will be reduced (subject to the Offer and Rights Agreement) to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution or right shall be received and held by the tendering shareholder for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, Purchaser will be entitled to all the rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

     13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES AND EXCHANGE ACT REGISTRATION. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     The Shares are currently registered under the Exchange Act. Depending upon the number of record holders of Shares remaining after the purchase of Shares in the Offer, the Shares may qualify for termination of registration under Section 12(g) of the Exchange Act. Purchaser intends to cause the deregistration of the Shares following consummation of the Offer, if permitted by law.

     The Depository has advised Purchaser that, as of July 16, 1998, there were 4,706,388 Shares outstanding, held by approximately 834 holders of record.

     Even if the Shares do not become eligible for termination of registration under the Exchange Act following the consummation of the Offer, the purchase of a significant number of Shares by Purchaser could significantly reduce the number of publicly-traded Shares and the number of holders of Shares and could adversely affect the liquidity and market value of the remaining Shares. The extent of the public market therefor and the availability of quotations on the over-the-counter market or otherwise would depend upon such factors as the number of shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the per Share consideration provided in the Offer.

     The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing broker-dealers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares might no longer be eligible as collateral for credit extended by broker-dealers.

     Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. Termination of registration of the Shares under the Exchange Act, assuming there are no other securities of the Company subject to registration, would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders' meetings pursuant to Section 14(a), and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. Furthermore, if the Purchaser acquires a substantial number of Shares, the ability of affiliates of the Company and persons holding restricted securities of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for NASDAQ reporting.

     It is the present intention of the Purchaser to seek to cause the Company to make an application for termination of registration of the Shares under the Exchange Act as soon as possible following the Offer if the requirements for termination of registration are met. If registration of the Shares under the Exchange Act may not be terminated following the Offer, Purchaser intends to seek to cause the registration of the Shares under the Exchange Act to be terminated at any subsequent time that the requirements for termination are met.

     14. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for Shares tendered, if (i) the Minimum Condition shall not have been satisfied, (ii) approval of the transactions contemplated by the Trust Purchase Agreement by the Delaware Chancery Court shall not have been obtained, (iii) approval of the Offer and the Related Transaction by the Commissioners of Insurance in the States of North Carolina and California shall not have been obtained, (iv) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or (v) at any time on or after the date of the Offer and Rights Agreement, and prior to the acceptance for payment of Shares, any of the following conditions shall exist:

          (a) there shall have been instituted or be pending any action or proceeding brought by any governmental, administrative or regulatory authority or agency, domestic or foreign, before any court or governmental, administrative or regulatory authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit or make materially more costly the making of the Offer, the acceptance for payment of, or payment for, any Shares or Options by Purchaser or any other affiliate of Purchaser pursuant to the Offer, or the consummation of the transactions contemplated by the Offer and Rights Agreement, or seeking to obtain material damages in connection with any transactions contemplated by the Offer and Rights Agreement; (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Purchaser or any of their subsidiaries of all or any material portion of the business or assets of the Company, Purchaser or any of their subsidiaries, or to compel the Company, Purchaser or any of their subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company, Purchaser or any of their subsidiaries, as a result of any of the transactions contemplated by the Offer and Rights Agreement; (iii) seeking to impose or confirm limitations on the ability of Purchaser or any other affiliate of Purchaser to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer, or otherwise on all matters properly presented to the Company's shareholders, or (iv) seeking to require divestiture by Purchaser or any other affiliate of Purchaser of any Shares;

          (b) there shall have been issued any injunction, order or decree by any court or governmental, administrative or regulatory authority or agency, domestic or foreign, resulting from any action or proceeding brought by any person other than any governmental, administrative or regulatory authority or agency, domestic or foreign, that (i) restrains or prohibits the making of the Offer or the consummation of any transactions contemplated by the Offer and Rights Agreement; (ii) prohibits or limits ownership or operation by the Company or Purchaser of all or any material portion of the business or assets of the Company, taken as a whole, Purchaser or any of their subsidiaries, or compels the Company or Purchaser or any of their subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company, Purchaser or any of their subsidiaries, in each case as a result of the transactions contemplated by the Offer and Rights Agreement; (iii) imposes limitations on the ability of Purchaser to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer, or otherwise on all matters properly presented to the Company's shareholders; or (iv) requires divestiture by Purchaser of any Shares;

          (c) there shall have been any action taken, or any statute, rule, regulation, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) Purchaser, the Company or any subsidiary or affiliate of Purchaser or the Company or (ii) any transactions contemplated by the Offer and Rights Agreement, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, in the case of both
     (i) and (ii) other than the routine application of the waiting period provisions of the HSR Act to the Offer, in each case that results in any of the consequences referred to in clauses (i) through (iv) of paragraph (b) above;

          (d) there shall have occurred any change, condition, event or development that has a Material Adverse Effect (as defined in the Offer and Rights Agreement) with respect to the Company;

          (e) (i) the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser the approval or recommendation of the Offer, the Offer and Rights Agreement or approved or recommended any takeover proposal or any other acquisition of Shares other than the Offer, or (ii) the Board or any committee thereof shall have resolved to do any of the foregoing;

          (f) any representation or warranty of the Company in the Offer and Rights Agreement shall not be true and correct with the effect that such failure of any such representation or warranty to be true and correct, when taken together with all other such failures of such representations and warranties to be true and correct, in the aggregate has, or is reasonably likely to have, a Material Adverse Effect; provided, however, that, for the purpose of the foregoing condition, in determining whether any such representation or warranty is true or correct, any qualification as to materiality or Material Adverse Effect contained in any such representation and warranty shall be deemed not to apply;

          (g) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of the Company to be performed or complied with by it under the Offer and Rights Agreement;

          (h) the Offer and Rights Agreement, shall have been terminated in accordance with its terms; or

          (i) Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares and Options thereunder; which, in the sole judgment of Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Purchaser or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Purchaser in whole or in part at any time and from time to time in its sole discretion; provided, however, that Purchaser may not waive the Regulatory Approvals or reduce the Minimum Condition below 25% of the voting power of the outstanding Shares on a fully diluted basis of the Company. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

     15.  CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

     General. Based upon its examination of publicly available information with respect to the Company and the review of certain information furnished by the Company to Purchaser and discussions of representatives of Purchaser with representatives of the Company during Purchaser's investigation of the Company (see Section 10), except as set forth below, Purchaser is not aware of any license or other regulatory permit that appears to be material to the business of the Company and the subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or, except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency that would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer and Related Transactions. Should any such other approval or other action be required, it is Purchaser's present intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such other action or the receipt of any such other approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions in
Section 14 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company or Purchaser (or that certain parts of the businesses of the Company or Purchaser might not have to be disposed of or held separate, or other substantial conditions complied with) in order to obtain such other approval or other action or in the event that such other approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See
Section 14.

     State Takeover Laws; Antitakeover Provisions in Articles of
Incorporation. The Company is incorporated in North Carolina and is subject to the provisions of North Carolina law. Under the North Carolina Control Share Acquisition Act, a person who acquires shares under certain circumstances in certain North Carolina corporations (including the Company), which, when aggregated with all other shares with respect to which such person has voting control, would result in such person having voting control over the stock of such corporation with certain ranges (one-fifth to one-third, one-third to a majority or a majority or more), (a "control share acquisition"), will not be able to vote any of such shares unless and until voting rights have been granted by resolution adopted by majority vote of the disinterested shareholders. If such voting rights are granted and the acquiring shareholder thereby holds a majority of voting power for the election of directors, all other shareholders have dissenters' appraisal rights to receive "fair value" for their shares, which shall not be less than the highest price per share paid by the acquiring shareholder for the shares in the control share acquisition.

     Under the North Carolina Shareholder Protection Act, a statute regulating certain "business combinations," the affirmative vote of 95% of the voting shares of a North Carolina corporation are required to approve certain business combinations with any "other entity" (defined generally as a person owning 20% or more of a corporation's outstanding voting stock), subject to certain exceptions if certain "fair price" and other procedural protections are met.

     Both the North Carolina Control Share Acquisition Act and the Shareholder Protection Act permit a corporation to elect in its bylaws not to be covered by such provisions. The Company has adopted provisions in its Bylaws not to be covered by these North Carolina statutes.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that certain Oklahoma corporate governance statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma because they could subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

     In December 1988, a federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws such as those described above. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or any of the Related Transactions and has not necessarily complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws are applicable to the Offer or any of the Related Transactions, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or such Related Transactions, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer and the Related Transactions, or be delayed in continuing or consummating the Offer and the Related Transactions. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

     Approval by the Delaware Chancery Court. On December 10, 1987, the Trust, which owns 65% of the outstanding Shares of the Company, was ordered by the Delaware Chancery Court to divest itself of its ownership of its Shares and to invest in a more diversified portfolio. In April 1993, the Delaware Chancery Court granted the Trustee's petition for a clarification of its orders to make clear that it is within the sound discretion of the Trustee to determine the timing and terms of any disposition of the Trust's Shares, subject to the Delaware Chancery Court's approval of the Trustee's plan for disposition of such Shares. See Section 2. Accordingly, representatives of the Purchaser and the Trust plan to appear before the Delaware Chancery Court and present the Trust Purchase Agreement for approval. Although the Purchaser anticipates that the Delaware Chancery Court will be able to hear and rule upon the parties' request for approval of the Trust Purchase Agreement on an expedited basis, there can be no assurance as to either the timing or outcome of any hearing or ruling on the matter. The inability to obtain court approval of the Trust Purchase Agreement would preclude Purchaser from consummating the Offer and the Related Transactions. See Section 2 and Section 14.

     Approval by the North Carolina Commissioner of Insurance. Under North Carolina's Insurance Holding Company Act, Sections 58-19-1 through 58-19-70 (the "North Carolina Act"), a tender offer for the voting securities of a domestic insurer resulting in the tender offeror's obtaining "control" of the insurer may not be made unless certain information is furnished to the North Carolina Commissioner of Insurance and the commissioner approves the offer. N.C. Gen. Stat. sec.58-19-5 states that "control" is presumed to exist if a person directly or indirectly holds 10% or more of the voting securities of another person. The acquisition of Shares by Purchaser pursuant to the Offer is subject to the information and approval requirements of the North Carolina Act. See
Section 2.

     Pursuant to the North Carolina Act, a statement on Form A must be filed with the Commissioner containing certain information: biographical, historical, and financial information of the entity seeking to acquire control (the "acquiring party") and its directors and executive officers; information regarding the acquiring party's ownership of, and arrangements to acquire, securities of the insurer; a description of the terms of the proposed tender offer; and a description of any plans or proposals by the acquiring party to make any material change to the insurer's business or corporate structure or management. To the extent that the required disclosure documents filed under the Exchange Act include this information, such documents may be used in furnishing the information required to be filed with the Commissioner.

     If the Commissioner holds a public hearing on the matter, such hearing must be held within 120 days after filing the statement and the Commissioner must give at least 30 days notice of the hearing to the acquiring person and the domestic insurer proposed to be acquired. At such hearing, the person filing the statement, the insurer, and any person whose interest may be affected may present evidence, examine and cross-examine witnesses, and present oral or written argument, and any such person may also conduct discovery from the time the statement is filed in the same manner as in the superior courts of North Carolina. The Commissioner may postpone, recess, convene, or reconvene the hearing if any party fails to make reasonable and adequate response to discovery on a timely basis.

     The North Carolina Act directs the Commissioner to approve such acquisition unless he elects to hold a hearing and finds that: after a change of control, the insurer would be unable to meet the same requirements for which it is presently licensed; the acquisition would substantially lessen competition or tend to create a monopoly to materially change the business; the financial stability of the insurer might be jeopardized; any plans of the acquiring party are unfair and unreasonable to the policyholders of the insurer and are not in the public interest; the competence, experience or integrity of those who would control the insurer would make the transaction adverse to the interests of policyholders and the public or the acquisition is likely to be hazardous or prejudicial to the insurance-buying public.

     A preliminary statement with respect to the Offer and the Related Transactions was delivered to the Commissioner on July 8, 1998. The North Carolina Insurance Department reports that the application process typically takes 90 days, although Purchaser anticipates that the Offer and Related Transactions will be approved prior to the initial Expiration Date. No assurance can be given, however, as to whether or when such approval will be obtained. The failure to obtain such approval would preclude the consummation of the Offer and the Related Transactions. See Section 2 and Section 14.

     Approval by the California Commissioner of Insurance. Under California's Insurance Holding Company System Regulatory Act, Sections 1215 through 1215.16 (the "California Act"), a tender offer for the voting securities of a California domestic insurer or certain controlling persons of such an insurer resulting in the tender offeror's obtaining "control" of the insurer may not be made unless certain information is furnished to the California Commissioner of Insurance and to the insurer. Cal. Ins. Code sec. 1215 states that "control" is presumed to exist if a person directly or indirectly holds, with the power to vote, more than 10% of the voting securities of another person. Because Wilshire is deemed to be commercially domiciled in California, the acquisition of Shares by Purchaser pursuant to the Offer is subject to the information and approval requirements of the California Act. See Section 2.

     Pursuant to the California Act, a statement must be filed with the Commissioner and sent to the insurer containing, among other things, the background and identity of all persons seeking the acquisition of control, the source and amount of the funds or other consideration for the acquisition of control, a description of any plans or proposals by the acquiring party to make any major change to the insurer's business or corporate structure or management, the amount of voting securities beneficially owned by the persons seeking the acquisition and their affiliates, and information as to any contracts, arrangements or understandings with any person with respect to any securities of such insurer or controlling person. All requests or invitations for tenders and any advertisements and solicitations for tenders are required to be filed with the Commissioner. All the above information may be required to be filed with respect to each officer and director of any corporation seeking control and of any person who is the beneficial owner of more than 10% of the outstanding voting securities of such corporation.

     An acquisition of control may not be made until the Commissioner either approves such acquisition within 60 days after the required statement has been filed with the Commissioner or fails to disapprove such acquisition within such 60-day period. The required statement will not be deemed "filed" until the Commissioner deems the submitted statement and supporting material to be complete and adequate.

     The California Act states that the Commissioner may disapprove such acquisition within such 60-day period if he finds any of the following: after a change of control, the insurer would be unable to meet the requirements for the issuance of a license to write the insurance for which it is presently licensed; the acquisition would substantially lessen competition in insurance in California or create a monopoly therein; the financial stability of the insurer might be jeopardized; any plans of the acquiring party are unfair and unreasonable to the policyholders of the insurer; the competence, experience or integrity of those who would control the insurer indicate that it would not be in the interests of policyholders, or the public to permit them to do so.

     Purchaser anticipates filing a statement under the California Act with respect to the Offer and Related Transactions as soon as practicable and anticipates that such statement will be reviewed and approved concurrently with the statement required to be filed under the North Carolina Act, although no assurance can be given as to whether or when such approval will be obtained. Failure to obtain such approval would preclude the consummation of the Offer and the Related Transactions.

     Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer is exempt from such requirements. See Section 2.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Purchaser, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Purchaser relating to the businesses in which Purchaser, the Company and their respective subsidiaries are engaged, Purchaser believes that the Offer will not violate the antitrust laws and will not require a filing under the HSR Act. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See
Section 14 for certain conditions to the Offer, including conditions with respect to litigation.

     16. FEES AND EXPENSES. Neither Purchaser nor any officer, director, shareholder, agent or other representative of Purchaser will pay any fees or commissions to any broker, dealer or other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

     Oceanic has provided certain financial advisory services in connection with the Offer and the Related Transactions and Purchaser shall pay Oceanic certain fees in connection therewith and shall reimburse Oceanic for its out-of-pocket expenses. Purchaser has retained MacKenzie Partners, Inc. as the Information Agent and Wachovia Bank, N.A. as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners.

     As compensation for acting as Information Agent in connection with the Offer, MacKenzie Partners, Inc. will be paid reasonable and customary compensation for its services, and will also be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under the federal securities laws.

     17. MISCELLANEOUS. The Offer is made only by this Offer to Purchase and the related Letter of Transmittal and is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In those jurisdictions where securities laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Purchaser has filed with the Commission the Schedule 14D-1, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 (except that they will not be available at the regional offices of the Commission).

                                   IAT REINSURANCE SYNDICATE LTD.

July 23, 1998

                                                                      SCHEDULE I

                 DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

     The following table sets forth the name, business or residence address, principal occupation or employment at the present time and during the last five years, and the name, principal business and address of any corporation or other organization in which such employment is conducted or was conducted of each director and executive officer of Purchaser. Except for Messrs. Amaral and Spurling, each of whom is a citizen of Great Britain, each of Purchaser's directors and executive officers is a citizen or permanent resident of the United States. Directors are indicated by an asterisk.

                                                                       PRINCIPAL OCCUPATION OR EMPLOYMENT AND MATERIAL
                                                                  OCCUPATIONS FOR PAST FIVE YEARS, NAME, PRINCIPAL BUSINESS
NAME                     BUSINESS (B) OR RESIDENCE (R) ADDRESS           AND ADDRESS OF PRINCIPAL OFFICE OF EMPLOYER
----                     -------------------------------------    ---------------------------------------------------------
John D. Amaral*          (b) Victoria Hall                        Vice President/Account Manager, J&H Marsh &
                         11 Victoria Street                       McLennan, a risk management and insurance services firm,
                         Hamilton HM11, Bermuda                   11 Victoria Street
                                                                  Hamilton HM11, Bermuda
Marguerite R. Gorman*    (r) 56 Kilburn Road                      Secretary of Purchaser; Vice President, Spear Leeds &
                         Garden City, New York 11530              Kellogg, a broker-dealer,
                                                                  120 Broadway
                                                                  New York, New York 10271
Peter R. Kellogg*        (b) 120 Broadway                         President of Purchaser; Senior Managing Director,
                         New York, New York 10271                 Spear Leeds & Kellogg, a broker-dealer,
                                                                  120 Broadway
                                                                  New York, New York 10271
Richard D. Spurling*     (b) 41 Cedar Ave.                        Partner, Appleby Spurling & Kempe, a law firm,
                         Hamilton HM12, Bermuda                   41 Cedar Ave.
                                                                  Hamilton HM12, Bermuda

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below.

                        The Depositary for the Offer is:

                              WACHOVIA BANK, N.A.


    By Registered Mail:         By Overnight Courier:              By Hand:                  New York Drop:
  c/o Wachovia Bank, N.A.      c/o Wachovia Bank, N.A.      c/o Wachovia Bank, N.A.        Wachovia Bank, N.A.
 Corporate Reorganizations    Corporate Reorganizations      Shareholder Services       c/o Boston Equiserve L.P.
       P.O. Box 9061             70 Campareili Drive              Department           Corporate Reorganizations,
Boston, Massachusetts 02205   Braintree, Massachusetts      Wachovia East Building,             3rd Floor
                                        02184                      2nd Floor                   55 Broadway
                                                            301 North Church Street     New York, New York 10006
                                                             Winston-Salem, North
                                                                Carolina 27101

                           By Facsimile Transmission:

                        (for Eligible Institutions Only)
                                 (781) 794-6352

                             Confirm by Telephone:
                                 (781) 848-0505

     Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and all other tender offer materials may be obtained from the Information Agent. Shareholders may also contact their brokers, dealers, commercial banks and trust companies or other nominees for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                (MACKENZIE LOGO)
                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                         Call Toll Free: (800) 322-2885